Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-196748) pertaining to the Amended and Restated 2008 Equity Incentive Plan, the 2014 Incentive Plan, and the 2014 Employee Stock Purchase Plan of Akebia Therapeutics, Inc. of our report dated March 4, 2015, with respect to the consolidated financial statements of Akebia Therapeutics, Inc. included in this Annual Report (Form 10-K) for the year ended December 31, 2014.

/s/Ernst & Young LLP

Boston, Massachusetts

March 4, 2015